Exhibit 10.34

October 8, 2002

Mr. Alfred J. Novak
9375 S.W. 60th Avenue
Miami, FL 33156

Dear Al:

We are delighted to welcome you as you join Novoste Corporation (“Novoste”) as its new President and Chief Executive Officer (CEO). This letter sets forth the agreement between you and Novoste as to the terms and conditions of your employment by Novoste.

1.        Duties and Responsibilities. In your capacity as CEO of Novoste you will report to Novoste’s Board of Directors (the “Board”) and perform such duties and responsibilities as are from time to time directed by Novoste’s Board consistent with your positions as CEO. You will, upon joining Novoste as CEO, also be appointed to the Board of Directors to fill one of the currently existing vacancies on the Board, and will be proposed to the shareholders, at the proper time, for election to the Board.

2.        Related Agreements. Simultaneously herewith, you are entering into the Confidentiality and Arbitration Agreement, Business Conduct Agreement, Conflict of Interest Agreement, Patent Agreement, Unfair Competition Agreement, and Termination Agreement, in the forms for Exhibits A, B, C, D, E and F hereto, respectively (the “Related Agreements”), all of which agreements are incorporated herein by reference thereto and made a part hereof. Your employment is also subject to the successful completion of a pre-employment drug screening.

3.        Term. The term of your employment will commence on October 15, 2002, or on such earlier date when you have accepted the terms and conditions set forth herein and the Board has formally elected you to the positions of CEO (your “Employment Date”), and continues until terminated under the provisions of Paragraph 7 below. By accepting this Agreement, you accept such employment as a full-time employee of Novoste and agree to devote substantially all of your business and professional time, energy and skills to the affairs of Novoste and to serve faithfully and to the best of your ability; provided, however, that nothing in this Agreement or the Related Agreements precludes you continuing the affiliations and associations set forth in Paragraph 7 of the Conflict of Interest Agreement and any similar professional

Mr. Alfred J. Novak
October 8, 2002

affiliations, or any civic, charitable or other non-professional activities that do not significantly interfere with your performance of services to Novoste.

4.        Compensation. As compensation for the services to be rendered by you hereunder, following the commencement of your employment, Novoste will:

(a)       pay you a base salary of at least $350,000 per annum, payable in installments in accordance with Novoste’s regular payroll practices. Your performance will be reviewed annually by Novoste’s Board of Directors, in conjunction with which goals and possible increases in your base salary for the future will be discussed, it being understood that any such increases shall be within the discretion of the Board.

(b)       grant you, effective as of your Employment Date, a ten-year non-incentive stock option to purchase an aggregate of 400,000 shares of Novoste’s Common Stock, at an exercise price equal to the fair market value, per share, of the stock at the close of trading on the day of the grant, upon the terms and conditions as shall be set forth in a Stock Option Agreement between you and Novoste (the “Stock Option Agreement”). Such options shall become exercisable as follows: 100,000 shares vesting on the effective date of the grant, and 100,000 shares thereof vesting thereafter on each of the following dates, October 16, 2003, October 16, 2004, and October 16, 2005. Such options shall become exercisable in full upon a Change of Control.

(c)       grant you effective as of your Employment Date an additional ten-year non-incentive stock option to purchase an aggregate of 300,000 shares of Novoste’s Common Stock, at an exercise price equal to the fair market value, per share, of the stock at the close of trading on the day of the grant subject to the provisions of the Stock Option Agreement and vesting on the following basis:

(i)        The said grant shall fully vest, if not sooner vested pursuant to the following terms, on October 16, 2007, however;

(ii)       When the Novoste common stock achieves a closing price of $8.00 per share and maintains that closing price for twenty out of thirty consecutive trading days, 100,000 shares shall vest;

(iii)     When the Novoste common stock achieves a closing price of $12.00 per share and maintains that price for twenty out of thirty consecutive trading days, an additional 100,000 shares shall vest; and

(iv)     When the Novoste common stock achieves a closing price of $15.00 per share and maintains that

Mr. Alfred J. Novak
October 8, 2002

            closing price for twenty out of thirty consecutive days, the remaining 100,000 shares shall vest.

In the event of a Change of Control, all unvested shares shall vest that would have vested at the price per share set forth in paragraphs (c) (i), (ii) and (iii) above, which equals the fair market value per share at the close of trading on the date immediately preceding the Change of Control, whether or not such share price has been at the level for twenty out of thirty consecutive days prior to the Change of Control.

(d)       entitle you to participate in Novoste’s discretionary annual incentive cash bonus plan for executive officers, established to reward participating individuals for their contribution to the achievement of key annual corporate objectives. You will be eligible for participation in the 2002 Bonus Incentive Plan, prorated to your date of hire. For 2003, your bonus eligibility will be 40% of your base salary, based upon the successful completion of Novoste’s Corporate Goals. These company-wide goals will be determined by the Senior Management team and are subject to Board approval.

(e)       provide a company-paid apartment for your use and will pay all expenses related to the apartment including rent, utilities, furniture rental, etc. up to $3,500 per month. Airfare for weekly visits to your family will be paid by Novoste, provided tickets are purchased with 14-day advance notice.

(f)       entitle you to participate in any and all health, life, disability or other insurance plans, retirement plans, 401(k) plans, stock purchase plans, and all other employee benefit plans that are now, or may in the future be offered by Novoste, subject to the terms and conditions of those plans.

5.        Vacation. You will be entitled to take up to an aggregate of four weeks of vacation each calendar year as business conditions permit. In accordance with company policy, you will be allowed to carry over up to 10 unused vacation days to the following year.

6.        Reimbursement of Expenses. Novoste will reimburse you for all reasonable and documented business expenses incurred by you on behalf of Novoste during the term of your employment hereunder consistent with Novoste’s expense reporting policy, as the same may be modified from time to time.

7.        Events of Termination.

(a)       By Novoste for Cause. Your employment hereunder may be terminated at any time by Novoste for “Cause.” “Cause” shall mean termination due to

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October 8, 2002

any one or more of the following: (i) if you are indicted for committing a felony or a decision or determination is rendered by any court or governmental authority that you have committed any act involving fraud, dishonesty, breach of trust or moral turpitude, or if you enter a plea of guilty or nolo contendere to any of the foregoing: (ii) if you willfully breach your duty of loyalty to, or commit an act of fraud or dishonesty upon, Novoste; (iii) if you demonstrate gross negligence or willful misconduct, (iv) if, in the reasonable, good faith opinion of a majority of Novoste’s Board of Directors (excluding yourself if you shall then be a director of Novoste), you engage in personal misconduct of such a material nature as to render your presence as CEO detrimental to Novoste or its reputation and you fail to cure the same (if curable) within five days after written notice thereof from Novoste; or (v) if you commit a material breach of, or a default under any of the terms or conditions of this Agreement (including the Related Agreements) and you fail to cure such breach or default (if curable) within ten days after written notice thereof from Novoste.

(b)       By Novoste for Unsatisfactory Performance. Your employment may be terminated at any time by Novoste if a majority of Novoste’s Board of Directors (excluding yourself if you shall then be a director of Novoste), shall have given you a vote of no confidence based upon the nature or manner of the performance of your duties hereunder (“Unsatisfactory Performance”).

(c)       By Novoste without Cause or without Unsatisfactory Performance. Your employment hereunder may be terminated at any time by Novoste, upon 30 days’ prior written notice to you, without “Cause” or without “Unsatisfactory Performance.”

(d)       Upon Death or Permanent Disability. Your employment hereunder shall additionally terminate immediately upon your Death or “Permanent Disability.” Shall have the meaning set forth in the long-term disability policy or policies then maintained by Novoste for the benefit of its employees, or if no such policy shall then be in effect, or if more than one such policy shall then be in effect in which the term “Permanent Disability” shall be assigned different definitions, then the term “Permanent Disability” shall be defined for purposes of this Agreement and the Related Agreements to mean any physical or mental disability or incapacity which renders you incapable of performing the services normally required of you as the CEO in substantially the same manner and with the same degree of competence that you performed them prior to the occurrence of the physical or mental disability.

(e)       By You without Good Reason. Your employment hereunder may be terminated at any time by you, upon 90 days’ prior written notice to Novoste, without Good Reason.

Mr. Alfred J. Novak
October 8, 2002

(f)       By You for Good Reason. Your employment hereunder may be terminated at any time by you for “Good Reason.” “Good Reason” shall mean one or more of the following events: (i) a material breach of or default under this Agreement by Novoste which is not cured by Novoste within thirty days after its receipt of prior written notice thereof from you; or (ii) a material reduction in your duties or a material interference with the exercise of your authority by Novoste’s Board of Directors (not arising from any disabling physical or mental disability you may sustain) which would be inconsistent with your position as CEO of Novoste and the same shall not have been remedied by Novoste’s Board of Directors within thirty days after its receipt of prior written notice thereof from you. A termination by you of your employment pursuant to this Paragraph 7(f) shall not be deemed for purposes hereof to constitute a termination of your employment by you for Good Reason if, at the time of such termination by you, Novoste shall be entitled to terminate this Agreement by reason of your Permanent Disability (subject to the passage of any remaining time necessary to render any disability you may sustain a Permanent Disability under Paragraph 7(d) above), or for Cause (subject to the passage of any applicable cure period) and Novoste shall have sent prior to Novoste’s receipt of your notice of termination, a notice of termination by Novoste specifying the Cause or notice by Novoste of such pending Permanent Disability.

8.        Consequences of Termination.

(a)       By Novoste for Cause. If your employment is terminated for Cause, this Agreement shall terminate immediately upon the date fixed for the cessation of your employment and you shall be entitled to be paid any accrued, but unpaid, salary earned by you through the date of such termination.

(b)       By Novoste for Unsatisfactory Performance. In the event your employment is terminated by Novoste for Unsatisfactory Performance, this Agreement shall terminate immediately on the date fixed for the cessation of your employment and you shall be entitled to receive all accrued, but unpaid, salary earned by you through the date of such termination.

(c)       By Novoste without Cause or without Unsatisfactory Performance. In the event your employment is terminated by Novoste without Cause or without Unsatisfactory Performance (other than by reason of your death or Permanent Disability), this Agreement shall terminate immediately on the date fixed for cessation of your employment and you shall be entitled to receive: (i) all accrued but unpaid salary earned by you through the date of such termination; and (ii) a lump sum, cash severance payment on the date of termination of employment equal to two times your Annualized Includable Compensation, as defined in the Termination Agreement, taking as a Base

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October 8, 2002

Period the two most recent taxable years ending before the date of your termination of employment.

(d)       Upon your Death or Permanent Disability. In the event your employment terminates by reason of your Death or Permanent Disability, this Agreement shall terminate immediately upon such occurrence and you, your estate or your personal representative, as the case may be, shall be entitled to be paid any accrued but unpaid salary earned by you through the date of such termination.

(e)       By You without Good Reason. In the event your employment is terminated by you without Good Reason, this Agreement shall terminate immediately upon the date of your resignation, consistent with the notice requirements set forth in Paragraph 7(e) and you shall be entitled to be paid any accrued but unpaid salary earned by you through the date of such termination.

(f)       By You for Good Reason. In the event your employment is terminated by you for Good Reason, this Agreement shall terminate on the date set forth in your notice of termination consistent with Paragraph 7(f) and you shall be entitled to receive: (i) all accrued but unpaid salary earned by you through the date of such termination; and (ii) a lump sum, cash severance payment on the date of termination of employment equal to two times your Annualized Includable Compensation, as defined in the Termination Agreement, taking as a Base Period the two most recent taxable years ending before the date of your termination of employment.

(g)       Effect on Stock Options. In the event of the termination of your employment, pursuant to paragraphs 7(c) or 7(f) above, any unvested options from the initial 400,000 share grant set forth in paragraph 4(b) above shall become fully vested and exercisable on the date of such termination.

9.        Key Man Life Insurance. You agree that Novoste may, in its discretion, apply for and take out in its name and at its own expense, and solely for its benefit, key man life insurance on you in any amount deemed necessary or advisable by Novoste to protect its interests, and you agree that you shall have no right, title or interest therein and further agree to submit to any medical or other examination and to execute and deliver any application or other instruments or information reasonably necessary to effectuate such insurance.

10.      Your Representations and Warranties. You    represent and warrant that you are not under any obligation, restriction or limitation, contractual or otherwise, to any other individual or entity which would prohibit or impede you from performing your

Mr. Alfred J. Novak
October 8, 2002

duties and responsibilities hereunder, and that you are free to enter into and perform the terms and provisions of this Agreement, such representation and warranty to survive the execution, delivery and termination hereof; provided, hereunder, that you shall not be required to disclose to Novoste any information that you are obligated to keep confidential under any agreement with a third party.

11.      Notices. Any notice required hereunder shall be delivered by hand, sent by telecopy, or sent registered or certified mail, addressed to the other party hereto at its address set forth above or at such other address thereof shall have been given in accordance with the provisions of this Paragraph 11. Any such notice shall become effective (a) when mailed, three days after having been deposited in the mail, postage prepaid, and (b) in the case of delivery by hand or telecopy, upon delivery.

12.      Entire Agreement. This Agreement, together with the Related Agreements, contains the entire agreement and understanding between the parties hereto relating to the subject matter hereof and thereof and supersedes any and all prior understandings, agreements and representations, written or oral, expressed or implied, with respect thereto. In the event of a conflict between the terms of this Agreement and any of the Related Agreements, this Agreement shall govern.

13.      Amendments. This Agreement may not be amended, modified, altered or terminated except by an instrument in writing signed by the parties.

14.      Successors and Assigns. This Agreement is personal in nature and neither this Agreement nor any rights or obligations hereunder may be assigned or transferred by you without the prior written consent of Novoste. This Agreement may not be assigned or transferred by Novoste without your prior written consent, which shall not be unreasonably withheld. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and Novoste’s successors and permitted assigns and your executors, administrators, personal representatives, heirs and distributees.

15.      Severability. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be effected thereby.

16.      Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Georgia applicable to contracts made and to be performed entirely therein (without giving effect to the conflicts of law rules thereof).

Mr. Alfred J. Novak
October 8, 2002

17.      Effectiveness. Of course, notwithstanding anything herein to the contrary, the effectiveness of this Agreement and your employment pursuant hereto is contingent upon the mutual execution and delivery of this Agreement by you and Novoste.

We would appreciate it if you would kindly indicate your agreement with the foregoing by countersigning the enclosed duplicate copy of this letter agreement and returning it to me on behalf of Novoste.

On behalf of Novoste, we look forward to a long and mutually rewarding relationship.

Sincerely, NOVOSTE CORPORATION
By:

Daniel G. Hall Vice President, Secretary and General Counsel

Attachments:

Confidentiality and Arbitration Agreement
Business Conduct Agreement
Conflict of Interest Agreement
Patent Agreement
Unfair Competition Agreement
Termination Agreement
Novoste Proxy Statement dated April 25, 2001
Novoste Proxy Statement dated April 26, 2002

Accepted and Agreed to this _____ day of October 2002.

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